                                                                    EXHIBIT 21.1

                            OPTEL. INC. SUBSIDIARIES

1.    Bay Area Cable Television, Inc.

2.    IRPC - Arizona, Inc.

3.    IRPC - Texas - Ventana, Inc.

4.    IRPC - Texas, Inc.

5.    OpTel (Texas) Telecom, Inc.

6.    OpTel (Arizona) Telecom, Inc.

7.    OpTel (California) Telecom, Inc.

8.    OpTel (Colorado) Telecom, Inc.

9.    OpTel (Florida) Telecom, Inc.

10.   OpTel (Illinois), L.P.

11.   Phonoscope Entertainment, Inc.

12.   Phonoscope Village Cable, Inc.

13.   Richey Pacific Cable Vision, Inc.

14.   Richey Pacific Cable Partners V, L.P.

15.   Sunshine Television Entertainment, Inc.

16.   TA V GP Holdings Corp.

17.   Tara Communications Systems, Inc.

18.   TVMAX Communications (Texas), Inc.

19.   TVMAX Telecommunications, Inc.

20.   OpTel (Indiana) Telecom, Inc.

21.   OpTel (Illinois) Telecom, Inc.

22.   Transmission Holdings, Inc.